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                                   EXHIBIT 21

                              QUANTUM CORPORATION

                           SUBSIDIARIES OF REGISTRANT

 1. Quantum International Inc., a California corporation

 2. Quantum International DISC Inc., a California corporation

 3. Quantum Foreign Sales Corporation, a Barbados corporation

 4. Quantum GmbH, a German corporation

 5. Quantum Peripheral Products Ltd., a United Kingdom corporation

 6. Quantum France SARL, a French corporation

 7. Quantum Asia Pacific Pte. Ltd., a Singapore corporation

 8. Quantum Peripherals Japan Corporation, a Japanese corporation

 9. Quantum Data Storage B.V., a Netherlands corporation

10 Quantum Peripheral Products (Ireland) Ltd., an Ireland corporation

11. Quantum Peripherals (Europe) S.A., a Swiss corporation

12. Quantum Korea Corporation, a Korean corporation

13. Quantum Hong Kong Ltd., a Hong Kong corporation

14. Quantum Peripherals (Malaysia) Sdn. Bhd., a Malaysian corporation

15. Quantum Storage (Malaysia) Sdn. Bhd., a Malaysian corporation

16. Quantum Peripherals Realty Corporation, a Delaware corporation

17. ATL Products, Inc., a Delaware Corporation

18. Quantum Cayman Corporation

19. Quantum Snap Division Corporation